Exhibit 99.1

The St. Joe Company Reports First Quarter 2020 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--April 29, 2020--The St. Joe Company (NYSE: JOE) (the “Company”) today announced revenue for the first quarter of 2020 increased 16% to $18.6 million as compared to $16.0 million for the first quarter of 2019. Net loss and loss per share was ($1.5) million, or ($0.03) per share, compared with net income of $2.0 million, or $0.03 per share, for the same period in 2019. The first quarter earnings were impacted by COVID-19 and associated travel restrictions and shutdowns to the Company’s hospitality operations. Also, the Company reported a total investment loss of ($1.6) million for the first quarter of 2020 as compared to a $6.0 million gain in the first quarter of 2019. The Company’s operating loss for the seasonally soft first quarter of 2020 improved by approximately $0.9 million as compared to the same period in 2019.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “An unpredictable pandemic reminds us why the business strategy we have been executing over the last few years of maintaining a fortress-like balance sheet, diversifying revenue streams and discrete phasing of new projects is so important. Conservatism, diversity and flexibility in asset types and demographics create buoyancy and opportunities. Even in times of disruption and uncertainty, not all industries are affected in the same manner nor are their recovery the same.” Mr. Gonzalez continued, “This strategy is proving true based on the current business environment. As the hospitality segment continues to be materially impacted by the current shutdown, the residential and commercial segments are proving to be more resilient. Although times are uncertain, we have increased our backlog of residential homesite contracts as well as our leased apartment units.” Mr. Gonzalez concluded, “Even though we cannot predict the residual economic impacts of COVID-19 at this time, with our strong liquidity and efficient operating and corporate cost structure, we have been building this company for the long run and to weather challenging and uncertain times.”

The following information compares the first quarter 2020 to the first quarter 2019.

Real Estate Revenue

Real estate revenue increased to $5.8 million in the first quarter of 2020 from $4.6 million in the first quarter of 2019. The timing of builder contractual closing obligations and the timing of development of completed homesites in the Company’s residential communities resulted in the sale of 19 homesites in the first quarter of 2020 totaling $2.4 million in revenue as compared to 31 homesites in the first quarter of 2019 totaling $3.1 million in revenue. The average revenue per homesite, excluding homesite residuals, was approximately $113,000 with a gross margin of 54.2% in the first quarter of 2020 as compared to an average revenue per homesite of approximately $88,000 with a gross margin of 48.4% in the first quarter of 2019.

The Company increased the number of contracted homesites with builders or retail customers in the first quarter as compared to December 31, 2019. As of March 31, 2020, the Company had 979 residential homesites under contract, which are expected to result in revenue of approximately $91.0 million over the next several years. As of December 31, 2019, the Company had 930 residential homesites under contract.

The Company also sold approximately 80 acres of commercial land in five transactions in the first quarter of 2020 totaling $2.8 million as compared to 71 acres in five transactions in the first quarter of 2019 totaling $1.1 million.

Hospitality Revenue

The revenue from The Clubs by JOE component of the Company’s hospitality segment increased in the first quarter of 2020 to $3.8 million with gross margin of 28.9%, as compared to $3.7 million in the first quarter of 2019 with gross margin of 27.0%. The increase in revenue for the first quarter of 2020 was lower than expected due to the impact of the travel restrictions and business shutdowns as a result of the COVID-19 pandemic. The company had 1,284 club members as of March 31, 2020 as compared to 1,012 club members as of March 31, 2019.

The hotel, food and beverage and other hospitality operations were impacted by the COVID-19 and related travel restrictions and shutdowns resulting in a decrease in revenue to $2.5 million for the first quarter of 2020 as compared to $3.4 million in the first quarter of 2019. Due to the COVID-19 related interruptions, some hospitality operations continue to be shut down so far in April.

As of March 31, 2020, the Company had under construction a 255-room Embassy Suites hotel in the Pier Park area of Panama City Beach, Florida, a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport, as well as a 75-room boutique inn and new The Clubs by JOE amenities at Camp Creek. The Company intends to operate these new hotels.

Leasing Revenue

Leasing revenue from commercial, apartment and other properties increased by approximately $0.8 million for the first quarter of 2020 as compared to the same period in 2019. In addition, the Company’s apartment property received $0.7 million business interruption insurance proceeds related to Hurricane Michael which brought the gross margin to 86.0%. Without the insurance proceeds, the gross margin for the first quarter of 2020 increased to 69.8% as compared to 68.6% for the first quarter of 2019. As of March 31, 2020, the Company’s rentable commercial space consisted of approximately 869,000 square feet of which approximately 743,000 was leased, as compared to approximately 811,000 square feet as of March 31, 2019 of which approximately 755,000 was leased. In the first quarter of 2020, the Company sold the SouthWood Town Center consisting of 34,230 rentable square feet which decreased the gross square feet under lease. In addition, the 240 apartment units in Pier Park Crossings were completed of which 236 were leased, representing 98% occupancy.

As of March 31, 2020, the Company had under construction five commercial leasing projects totaling approximately 73,000 square feet of rentable space. In addition, through consolidated and unconsolidated joint ventures, the Company had under construction a 124-room TownePlace Suites hotel, 107 assisted living / memory care units, a 15,500 square foot Busy Bee branded fuel station and convenience store and apartment communities totaling 637 additional units.

Timber Revenue

Timber revenue increased to $1.9 million for the first quarter of 2020 as compared to $0.5 million for the first quarter of 2019. Revenue increased in the first quarter of 2020 as the industry continues to recover from the residual effects of Hurricane Michael. Gross margins increased to 89.5% for the first quarter of 2020 as compared to 80.0% for the first quarter of 2019.

Other Operating and Corporate Expenses

Other operating and corporate expenses increased to $6.9 million for the first quarter of 2020 compared to $6.0 million for the same period in 2019 primarily due to March payment of performance incentives and other employee related costs. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company had cash, cash equivalents and investments of $158.9 million as of March 31, 2020, compared to $195.5 million as of December 31, 2019, a decrease of $36.6 million. Of the $158.9 million, $49.9 million was invested in U.S. Treasury Bills, $55.4 million was invested in U.S. Treasury Money Market Funds and $37.5 million was invested in short term commercial paper. During the first quarter of 2020, the Company incurred a total of $40.8 million for capital expenditures and used $6.8 million to repurchase approximately 0.4 million shares of its common stock. As of March 31, 2020, the Company had approximately 59.0 million shares of its common stock outstanding.

Financial data schedules included in this press release provide greater detail on business performance summary, consolidated results, summary balance sheets, debt and other operating and corporate expenses for the first quarter 2020 and 2019, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)
	Quarter Ended March 31,
	2020	2019
Revenue
Real estate revenue	$5.8	$4.6
Hospitality revenue	6.6	7.4
Leasing revenue	4.3	3.5
Timber revenue	1.9	0.5
Total revenue	18.6	16.0
Expenses
Cost of real estate revenue	1.8	1.8
Cost of hospitality revenue	7.3	7.1
Cost of leasing revenue	0.6	1.1
Cost of timber revenue	0.2	0.1
Other operating and corporate expenses	6.9	6.0
Depreciation, depletion and amortization	3.1	2.1
Total expenses	19.9	18.2
Operating loss	(1.3)	(2.2)
Investment (loss) income, net	(1.6)	6.0
Interest expense	(3.3)	(2.9)
Other income, net	4.5	1.7
(Loss) income before equity in loss from unconsolidated affiliates and income taxes	(1.7)	2.6
Equity in loss from unconsolidated affiliates	(0.1)	--
Income tax benefit (expense)	0.5	(0.6)
Net (loss) income	(1.3)	2.0
Net income attributable to non-controlling interest	(0.2)	--
Net (loss) income attributable to the Company	($1.5)	$2.0
Net (loss) income per share attributable to the Company	($0.03)	$0.03
Weighted average shares outstanding	59,375,618	60,321,028

Summary Balance Sheet (Unaudited)
($ in millions)
	March 31, 2020	December 31, 2019
Assets
Investment in real estate, net	$468.9	$430.8
Investment in unconsolidated joint ventures	11.1	5.1
Cash and cash equivalents	106.4	185.7
Investments – debt securities	50.0	0.1
Investments – equity securities	2.4	9.7
Other assets	48.4	52.0
Property and equipment, net	19.4	19.0
Investments held by special purpose entities	206.4	206.8
Total assets	$913.0	$909.2

Liabilities and Equity
Debt, net	$98.3	$92.5
Other liabilities	63.2	57.2
Deferred tax liabilities, net	53.5	52.8
Senior Notes held by special purpose entity	177.1	177.0
Total liabilities	392.1	379.5
Total equity	520.9	529.7
Total liabilities and equity	$913.0	$909.2

Debt Schedule (Unaudited)
($ in millions – Net of issuance costs)
	March 31, 2020	December 31, 2019
Pier Park North joint venture	$44.9	$45.1
Pier Park Crossings joint venture	34.6	33.5
Community Development District	6.7	7.0
Watersound Origins Crossings joint venture	5.8	2.4
Watercrest joint venture	1.8	--
Beach Homes	1.6	1.6
Pier Park outparcel	1.5	1.5
WaterColor Crossings	1.4	1.4
Total debt, net	$98.3	$92.5

Other Operating and Corporate Expenses (Unaudited)
($ in millions)
	Quarter Ended March 31,
	2020	2019
Employee costs	$2.4	$1.8
401(k) contribution	1.2	1.1
Property taxes and insurance	1.2	1.2
Professional fees	1.2	1.1
Marketing and owner association costs	0.3	0.2
Occupancy, repairs and maintenance	0.2	0.3
Other	0.4	0.3
Total other operating and corporate expense	$6.9	$6.0

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the first quarter 2020 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”), which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected revenues from sales of residential homesites; our continued cost discipline to maintain an efficient cost structure; timing of new projects in 2020; and our continued progress in our operations, including revenue growth and bottom line expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impact of COVID-19; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, assisted living communities and hotels some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our ability to capitalize on strategic opportunities presented by a population growth in Florida due to retirees and individuals seeking vacation homes; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover under claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (14) changes in laws, regulations or the regulatory environment affecting the development of real estate; (15) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (16) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (17) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (18) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (19) and the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with, various residential real estate developments, hospitality operations, commercial developments and leasing operations and forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2020, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com